Exhibit 10.9
(ENGLISH TRANSLATION)
ATTACHMENT II
ONLENDING AGREEMENT COPY
“PRIVATE INSTRUMENT OF EXTENSION OF CREDIT AGREEMENT FOR
FINANCING UPON ONLENDING CONTRACTED WITH NATIONAL BANK FOR
ECONOMIC AND SOCIAL DEVELOPMENT — BNDES
Summary
1 — BENEFICIARY
ANGÉLICA AGROENERGIA LTDA, a limited liability company headquartered in the city of Angélica, in the State of Mato Grosso do Sul, at Estrada Angélica — BR 267, KM 14, no numbered, Fazenda Kurupay, Zona Rural, CEP [Zip Code] 79785-000 and enrolled in the Corporate Taxpayer ´s Registry CNPJ/MF under number 07.903.169/0001-09, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Beneficiary”.
2 — FINANCING AGENTS
BANCO RABOBANK INTERNATIONAL BRASIL S.A., financial institution headquartered in São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.995, 7th andar [floor], enrolled in CNPJ/MF under number 01.023.570/0001-60, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Rabobank”.
Banco ABN AMRO Real S.A., financial institution headquartered in São Paulo, State of São Paulo, at Avenida Paulista , No. 1.374 — 3rd andar, enrolled in CNPJ/MF under number 33.066.408/0001-15, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “ABN AMRO”;
UNIBANCO — UNIÃO DE BANCOS BRASILEIROS S.A., headquartered in São Paulo, State of São Paulo, at Avenida Eusébio Matoso No. 891, enrolled in CNPJ/MF under number 33.700.394/0001-40, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Unibanco”;
BANCO ITAÚ BBA S.A., financial institution headquartered in São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima No. 3400 4th andar (part) enrolled in CNPJ/MF under number 17.298.092/0001-30, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Itaú BBA”;
BANCO BRADESCO S.A., financial institution headquartered in Cidade de Deus, no numbered, Vila Yara, City of Osasco, State of São Paulo, enrolled in CNPJ/MF under number 60.746.948/0001-12, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Bradesco”; and
HSBC Bank Brasil S.A., - Banco Múltiplo, financial institution headquartered in the city of Curitiba, State of Paraná, at Travessa Oliveira Bello, No. 34, 4th andar, enrolled in CNPJ/MF under number 01.701.201/0001-89, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “HSBC”.
Being Rabobank, ABN AMRO, Unibanco, Itaú, Bradesco e HSBC hereinafter jointly designated as “Financing Agents”.
The Rabobank as appointed as Leader of the Financing Agents (“Leader”) to represent their interests before National Bank for Economic and Social Development — BNDES (“BNDES”), the Beneficiary, the Warranty Providers (as defined in item 3 below of this Summary) and third parties in the matter of this Onlending Agreement and its respective warranties.
3 — WARRANTY PROVIDERS
Usina Monte Alegre Lda., a limited liability company headquartered in the City of Monte Belo, State of Minas Gerais, in Fazenda Monte Alegre, no numbered, CEP 37140-000, enrolled in CNPJ/MF under number 22.587.687/0001-46, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “UMA”;
Adeco Agropecuária Brasil Ltda., a limited liability company headquartered in the City of Eduardo Magalhães, State of Bahia, at Rua Pará, Quadra 21 Lote[Lot] 20, Bairro Centro, CEP 47850-000, enrolled in CNPJ/MF under number 07.035.004/0001-54, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Adeco Agropecuária”;
Alfenas Café Ltda., a limited liability company headquartered in the City of Monte Belo, State of Minas Gerais, rua Fazenda Monte Alegre, no numbered, CEP 37130-000, enrolled in CNPJ/MF under number 01.893.896/0001-48, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Alfenas”
Adeco Brasil Participações Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua Iguatemi No. 192 13th andar, conjunto 131, Itaim Bibi, CEP 01451-010, enrolled in CNPJ/MF under number 07.835.579/0001-51, dully represented in this act under the terms of its Articles of Association, hereinafter referred as “Adeco Brasil”.
UMA, Adeco Agropecuária, Alfenas e Adeco Brasil, hereinafter jointly designated as “Warranty Providers”.
Being the Beneficiary, Financing Agents and Warranty providers jointly referred as “Parties” and severally and indistinctly as “Party”.
4 — OPERATION CONDITIONS
4.1 CREDIT VALUE: one hundred fifty one million Reais (R$151,000,000.00) hereinafter referred as “BNDES Onlending” divided in sub credits as follows:
          (i) Subcredit “A”: twelve million two hundred and nine thousand Reais (R$12,209,000.00), taking in account the base date of November 15, 2007 to be collected by resources arisen from BNDES in foreign currency and onlent according to the Resolution No.

635/87 on January 13, 1987, of the BNDES Directorship and taking in account what is set forth in Clause 8 below:
          (ii) Subcredit “B” one hundred nine million eight hundred eighty one thousand Reais (R$109, 881,000.00) to be collected by resources arisen from BNDES which are composed among other ways, by the resources of Fund for Worker assistance FAT, Special Deposit and the Participation Funds PIS/PASEP, taking in account its allocation, applicable legislation to each aforesaid source, according to what is set forth in Clause 2.2 below:
          (iii) Subcredit “C” twenty eight million and nine hundred ten Reais (R$28,910,000.00) to be collected by resources arisen from BNDES which are composed among other ways, by the resources of Fund for Worker assistance FAT, Special Deposit and the Participation Funds PIS/PASEP, taking in account its allocation, applicable legislation to each aforesaid source, according to what is set forth in clause 2.2 below:
4.2 INTEREST RATE
4.2.1 INTERST RATE APPLICABLE TO SUBCREDIT “A” (INTEREST TO BE COLLECTED TO THE FINANCING AGENTS BY BNDES): one dot eighty percent (1.80%) per year, for remuneration, higher than the variable rate readjusted every quarter on January, April, July ad October 16, based on the average cost, taking in account all rates and expenses incurred by BNDES by collecting resources in foreign currency without any bound to specific conditions onlending, in the civil quarter before the readjustment month of the said interest rate.
4.2.1.1 INTEREST RATE APPLICABLE TO THE SUBCREDITED “A” (INTEREST TO BE COLLECTED TO THE BENEFICIARY BY THE FINANCING AGENTS; four dot five percent (4.05%) per year, for remuneration, higher than the variable rate, referred in item 4.2.1 of this Summary above, included the payment of the Financing Agents.
4.2.1.2 The interests shall be calculated everyday, by a proportional system, over the debt balance payable on January April, July, and October 15 during the grace period, and monthly during the amortization period, along with the principal installment and at the maturity or liquidation of the debt, according to what is set forth in Clause XII below.
4.2.2 INTEREST RATE APPLICABLE TO SUBCREDITS “B” AND “C” (INTERESTS TO BE COLLECTED TO THE FINANCING AGENTS BY BNDES”) one dot eighty percent (1.80%) per year, for remuneration, higher than the Long Term Interest Rate — TJLP (“TJLP”) disclosed by Central Bank of Brazil (“BACEN”).
4.2.2.1 INTEREST RATE APPLICABLE TO SUBCREDITS “B” AND “C” (INTERESTS TO BE COLLECTED TO BENEFICIARY BY THE FINANCING AGENTS; four dot five percent (4.05%) per year, for remuneration, higher than the TJLP disclosed by BACEN, including the payment of the Financing Agents.
4.2.2.2 The interest rates shall be calculated according to the clause VI below.
5. CREDIT PURPOSE
The resources shall be used by the beneficiary for (i) construction of a sugar and alcohol plant, with capacity to grind 3.6 million tons per year, place in the Municipality of Angélica,

State of Mato Grosso do Sul, (ii) planting and cultivation of sugar cane, and (iii) implementation of the unity and co-generation of electric energy, hereinafter referred only as “Project” as detailed in Table of Font Use attached to this Onlending Agreement hereinafter referred as (“Table of Uses and Resources”).
6 — USE TERMS, GRACE PERIOD AND AMORTIZATION WAY
6.1 USE TERM: Up to twenty four (24) months counted from the legal formalization date hereof.
6.2 GRACE PERIOD:
6.2.1 Subcredit “A”: Taking in account what is set forth in Clause XI below, the grace period begins on February 15, 2008 and finishes on April 15, 2010.
6.2.2 Subcredit “B” and “C”: Taking in account what is set forth in Clause XI below, the grace period begins on February 15, 2008 and finishes on February 15, 2010.
6.3 AMORTIZATION PERIOD
6.3.1 Subcredit “A”: Taking in account what is set forth in clause XI below the first installment is due on may 15 2010 and the last installment on April 15 2018.
6.3.2 Sub-credits “B” and “C”: Taking in account what is set forth in clause XI below the first installment is due on March 15, 2010 and the last installment on February 15, 2018.
7 — WARRANTIES
This Onlending Agreement shall have the following warranties, under the terms of Clause XX below, which the instruments are, jointly, the object, hereinafter referred as “Warranty Instruments”.
7.1 first mortgage of the real estate under number 2.737 in The Real Estate Registry Office of the Municipality of Angélica/MS of the Public Constitution Deeds of Mortgage.
7.2 the trustee alienation in warranty to all equipment mentioned in Attachment II of the Private instrument of equipment Trustee Alienation in Warranty to the Credit Concession Agreement for Financing upon the Onlending contracted with national Bank for Economic and Social Development BNDES celebrated on February 1, 2008;
7.3 The pledge over ninety nine dot ninety nine percent (99.99%) of the quotes representing the share capital of the Beneficiary as the Private Instrument of Quotes Pledge in Warranty to the Credit Extension Agreement for Financing Upon Onlending Agreed with National Bank and Economic and Social Development BNDES celebrated on February 1, 2008 and;
7.4 Guarantee granted by the Warranty Provider in the capacity of main payers and joint and several debtors of the liabilities arisen from the Onlending Agreement.
NOTE: The sum of the warranty values contained on items 7.1 and 7.2 above shall represent, at least, (one hundred thirty percent (130%) of the Onlending value of BNDES.

The parties qualified in the Summary above have agreed and celebrated between them the present Credit Extension Agreement for Financing upon Onlending (hereinafter the “Onlending Agreement”), according to the following terms and conditions:
1 —CREDIT NATURE AND ORIGIN
1.1 The credit granted by this Onlending Agreement was defined according to the Decision No. 906/2007 — BNDES, dated from October 30, 2007 (“BNDES Directorship Decision”) and shall be provided based on The Credit Extension Agreement No. 91.2.149.6.1.013 celebrated between BNDES and the Financing Agents, on July 19, 1981 (“Credit Extension Agreement”), being (i) the Subcredit “A” with resources collected by BNDES in foreign currency according to Resolution No. 635 on January 13, 1987 of BNDES Directorship, taking in account t the clause 8 below and (ii) the Subcredit “B” and “C” with resources arisen from BNDES which are composed among other ways, by the resources of Fund for Worker assistance FAT, Special Deposit and the Participation Funds PIS/PASEP, and the Beneficiary have to respect, if applicable, the legislation of each one of the said sources, specially in terms of resources allocation, the Beneficiary have to be entirely familiarized with this legislation, according to what is set forth in clause 2.2.
1.2 The resources treated on Clause 1.1 above are represented to the Financing Agents by BNDES and those to Beneficiary according the following installments:

	Subcredit (in R$)
Agents	A	B	C	Total (R$)	Participation
Rabobank	2,506,483.00	22,558,352.00	5,935,165.00	31,000,000.00	20.6%
ABN AMRO	2,425,629.00	21,830,662.00	5,743,709.00	30,000,000.00	19.8%
Unibanco	2,425,629.00	21,830,662.00	5,743,709.00	30,000,000.00	19.8%
Itaú BBA	2,425,629.00	21,830,662.00	5,743,709.00	30,000,000.00	19.8%
Bradesco	1,212,815.00	10,915,331.00	2,871,854.00	15,000,000.00	10.0%
HSBC	1,212,815.00	10,915,331.00	2,871,854.00	15,000,000.00	10.0%
Total	12,209,000.00	109,881,000.00	28,910,000.00	151,000,000.00	100.0%
II CREDIT AVAILABILITY
2.1 The credit shall be made availability to the Financing Agents and to those represented by the Beneficiary, in installment, according to the needs the performance of the Project and respecting the finance scheduling of BNDES which is subordinated to the resources definition, for such applications, by the National Monetary Council and the to the availability of the resources arisen from the Credit Expansion Agreement.
2.2 The value of each installment of the Subcredit “B” and “C “ to be make available to the Financing Agents shall be calculated according to the criteria established to the Institutional Law of TJLP for definition of the debt balances of the financing contracted by the BNDES system up to November 30, 1994.
2.3 The resources to be lent based on this Onlending Agreement shall be transferred by the Financing Agents to the Beneficiary at the same proportion of the releases arisen from Credit Extension Agreement up to the second business day after the receipt of the same by the Financing Agents, in the event of Subcredit “A” and up to the third business day on the date in which the same were received by Financing Agents in the case of Subcredits “B” and “C”.

2.4 No release hereunder shall be effected to the Beneficiary, before BNDES disburses to the Financing Agents the correspondent amount, being still established that these have no responsibility in the case of BNDES not made the disbursements on the established date, stop the disbursements of partially made them the conditions that are not set forth in this Onlending Agreement or even cancel, entire or partially, the credit granted to the Financing Agents. In the occurrence of partial disbursement of the amounts by BNDES to the Financing Agents, these shall be transferred to the Beneficiary in the extent they were effectively receivable.
III — CONDITIONS OF OPERATION ENGAGEMENT AND CREDIT USE
3.1 The operation engagement with the Beneficiary is subject to:
(a)	absence of event of default from any nature before the BNDES System by the Beneficiary or an integrating company of the economic group (it is applied to the economic group the definition contained in Provision Applicable to BNDES Agreement) to the same belong, or an fact that may change the financial economic situation of the said companies and, at sole discretion of BNDES and/or Financing Agents may affect the credit security to be lent or the Project performance.

(b)	absence of Beneficiary enrollment in the Employers Registry which has kept the employees in an analogous conditions to slave, established by the Ordinance No. 540, on 10.15.04 of the Labour Ministry to be verified by the Financing Agents upon consultation to internet in the address www.mte.gov.br;

(c)	approval by BNDES of the agreement through which it is formalized the consortium constitution between the Financing Agents, taking in account the following conditions:
I.	availability by each Financing Agent with margin to operate with BNDES compatible with the commitment assumed in the Consortium; and

II.	Each Financing Agent is signatory of Credit Extension Agreement.
(d)	execution, formalization and delivery of this Onlending Agreement and all remaining agreements and instruments of warranty formalization referred in item 7 of the Summary above;

(e)	Receipt by the leader, of:
I.	incumbency certificate, authorized signature certificate shareholding documents granting representation powers, shareholder agreement (if any) shareholding authorization related to the Beneficiary and the Warranty Providers, authorizing the execution and delivery of the Onlending Agreement; and

II.	financial statements audited by a registered company in the Securities Commission related to the fiscal year finished on December 31, 2006 of the Beneficiary and Warranty Provider without any Averse material Change as defined in Clause 16.2 below, in connection with financial statements presented for credit approval of the Leader.
     f) In the occurrence of and Adverse Material Change as defined in Clause 16.2 below.
3.2 The resources disbursed to the Beneficiary According to this Onlending Agreement are exclusively used to the purpose established in item 5 of the Summary Above, in other words, for financing the Project that is object hereof.
3.3 In addition to the performance of what is defined by the conditions (i) established by the Directorship Decision of BNDES, (ii) set forth in the articles 5 and 6 of PROVISIONS

APPLICABLE TO THE BNDES AGREEMENTS approved by Resolution No. 665 on December 10, 1987, partially changed by Resolution No. 775 on December 16, 1991, by Resolution No. 863 on March 11, 1996, Resolution no. 878 on September 04, 1996, Resolution No. 894 on March 06, 1997, Resolution No. 927 April 1, 1998, and Resolution 976 on September 24, 2001, all of BNDES Directorship published in the Daily Gazette (Section 1) on December 29, 1997, December 27, 1991, April 08, 1996, September 24, 1996, March 19, 1997, April 15, 1998 and October 31, 2001, respectively, (“Decisions Applicable to BNDES Agreement”); and (ii) once established in RULES AND FOLLOW UP INSTRUCTIONS (BNDES Resolution No. 660/87) (“Rules and Follow Up Standards”) to which refers the article 2 of the Provisions Applicable to BNDES Agreement and credit used by the Beneficiary extended hereunder is subject to satisfaction and full performance of the following conditions by the Beneficiary.
3.3.1 For using the first credit installment:
a)	present to BNDES and the Leader of the Onlending Agreement and all remaining agreements and formalization instruments of the warranties referred in item 7 of Summary above, dully signed and registered in the Competent Registry Office;

b)	payment of the Credit Reserve Charge, to be deduced in the first release, under the terms of Clause 5 below, if due before the first disbursement;

c)	present to the Leader of the payment prove of accured principal by the Beneficiary shareholders in the Project, at least, in a values equivalent in Reais to eighty million dollars (U$80,000,000.00).

d)	receipt of the letter celebrated by the Beneficiary and Warranty Providers by the Leader which may be represented by the Beneficiary, as set forth in Clause 25.14. requesting the credit release and highlighting the value of the installment to be released, according to the Model for Disbursement Request contained in Attachment II hereof, and

e)	delivery to the Leader of satisfactory documentation to the Financing Agents proving the due constitution of the warranties.
3.3.2 for using each credit installment:
a)	absence of event of default from any nature before the BNDES System by the Beneficiary, or an integrating company of the economic group (it is applied to the economic group the definition contained in Provision Applicable to BNDES Agreement) to which it belongs or any fact that may change the financial and economic situation of the said companies an that, at discretion of BNDES and/or Financing Agents, may affect the security granted herein or prove the Project execution financed agreed herein, in order to change or make impossible its performance under the terms set forth in the Project approved by BNDES;

b)	prove that the Beneficiary has applied in the Project the credit installment prior used and had been provided in its capital corresponding to the counterpart on the values established in the Table of Resources and Use.

c)	present to Leader, by the Beneficiary, Social Securities Contribution Clearance CND, issued by the Secretariat of the Federal Revenue of Brazil, through internet to be extracted by the Beneficiary in the address www.previdenciasocial.gov.br and verified by the Leader in the addresses www.previdenciasocial.gov.br or www.receita.fazenda.gov.br;

d)	prove of regular situation before environmental bodies or if such prove had already presented and is effective, Beneficiary declaration about the validity of such document;

e)	presentation, preferentially through electronic file of the list containing data that identify the goods corresponding to the credit installment to be used, highlighting the equipments, manufacturer, value, as well as other information which may be requested by the Leader in order to prove that machines and equipments acquired with resources of this Onlending Agreement that are accredited in BNDES.

f)	receipt, by the Leader of a letter celebrated by the Beneficiary and Warranty Provider that shall be represented by the Beneficiary as set forth in Clause 25.14 requesting the credit release and highlighting the value of the installment to be released, according to the Model for Disbursement Request contained in Attachment II hereof;

g)	full compliance by the beneficiary of all their obligations arisen from hereof with a declaration celebrated by the representative (s) of the Beneficiary which all were time and entirely performed;

h)	absence of event of default under the terms of Clause XVI below;

i)	absence of judicial or administrative suits and arbitrage procedures in face of the Beneficiary which has probability of resulting in an Adverse Material Change as defined in Clause 16.2 below;

j)	absence of any obligations assumed by the Beneficiary their respective controlled companies, holder companies or associated companies before BNDES and/or to the Financing Agents or any controlled or associated companies of them, arisen from any agreements, terms or commitments shall be dully and entirely paid, including to the obligations related to reimbursement of expenses assumed by the Beneficiary herein;

k)	verification, by the Leader, of the effectiveness of Insurance policy of the goods offered in warranty hereof under the clauses 18.1 “q”.

l)	presentation to the leader of a financial prove related to the investments performed in the values set forth on the Table of Resources Use through invoices and payment proves and other pertinent documents; and
IV — USE TERM
4.1 The use term of the extended sub-credit shall be up to twenty four months (24) counted from the execution date hereof, (taking in account the legal formalization date hereof), therefore, finishing on February 1, 2010, being, after this term, the said subcredits shall be automatically considered finished, except if otherwise agreed with BNDES and Financing Agent, thus, they can be prorogate upon the amendment celebration.

4.2 The credit may be cancelled, through BNDES decision, upon request of Beneficiary, the Financing Agents or through initiative of the own BNDES, taking in account what is set forth in Clause V below.
V — CREDIT RESERVE CHARGE
5.1 The Beneficiary shall pay to BNDES, through Financing Agents, credit reserve charge in the percentage of zero dot one percent (0.1%) receivable for thirty (30) days or fraction or alternatively applicable over:
a)	the credit value, if the execution hereof occur after the maturity of the term established by BNDES, counted the period right after the maturity up to the said execution date, exigible the respective payment for initial use of credit, of which shall be deductible.

b)	the credit value, if the operation is cancelled after the prorogation, upon request of Financing Agents, of the initial term established by BNDES for presentation hereof, counted the period right after the finishing of the said initial term up to the date of canceling order made by the Financing Agents, or canceling promoted by BNDES initiative, exigible its payment in thirty (30) days counted from the BNDES decision date about the cancelling operation;

c)	the balance not used of each installment credit from the day after its availability up to the use date, when it shall be exigible its payment; and

d)	the balance not used of each installment credit from the day after its availability up to the cancelling date, made upon Financing Agents, Beneficiary request or by BNDES initiative and which payment shall be exigible on the order date or BNDES decision date about the cancelling operation, if appropriated.
5.1.1 The applicability of charged in the cases “c” and “d” above, depends on the establishment of resources availability by BNDES.
VI — INTEREST APPLICABLE TO SUBCREDITS
6.1 INTEREST RATE APLICABLETO SUBCREDIT “A”
6.1.1 For the principal of the Beneficiary debt, related to the Subcredit “A”, in terms of remuneration, shall be applicable the interest rate of four dot five percent (4.05%) per year, higher the variable fee readjusted quarterly on January, April, July and October 16 based on all fess and expenses incurred by BNDES in the resources collecting in foreign currency without bound in relation to the onlending under the specified conditions, in the civil quarter right after the last quarter before the readjustment month of the said interest rate.
6.1.2 The interests shall be calculated everyday, by a proportional system, over the debt balance payable on January April, July, and October 15 during the grace period, and monthly during the amortization period, along with the principal installment and at the maturity or liquidation of the debt, according to what is set forth in Clause XII below.
6.2 INTEREST RATE APPLICABLE TO SUBCREDIT “B” and “C”.

6.2 Respecting what is set forth in Clause VII below, about the principal of the Beneficiary debt related to the Sub-credits “B” and “C” shall be applicable four dot five percent (4.05%) per year, for remuneration, higher than the TJLP disclosed by BACEN, taking in account the following system:
1 — When TJLP is higher than six percent (6%) per year:
a)	the amount corresponding to the TJLP installment that may exceed six percent (6%) per year shall be capitalized on 15th day of the every effective month hereof and during its maturity or liquidation, taking in account what is set forth in Clause XII below and verified, upon the application of the following capitalization term over the debt balance, taking in account all financing event occurred in this period being:
TC — capitalization term
TJLP — Long Term Interest Rate disclosed by Central Bank of Brazil; and
n — number of existent days between the financing event date and capitalization, maturity our liquidation date of the obligation, taking in account the way the financing event all and any fact of financing nature from which results or may result a change in the debt balance hereof:
b)	the percentage of our dot five percent (4.05%) per year, for remuneration, higher than the TJLP (remuneration) referred in “caput” of this Clause, added by the non-capitalized installment of TJLP of six percent (6%) per year, shall be applicable over the debt balance on the applicability of the interest mentioned in Clause 6.2.2 below or on the maturity or liquidation date hereof taking in account what is set forth in subparagraph “a” above, being considered, for the daily calculation of interest rate, the number of days passed between the date of each financing event and the applicability date mentioned above.
II — When the TJLP is equal or lower than six percent (65%) per year:
a)	the percentage of our dot five percent (4.05%) per year, for remuneration, higher than the TJLP (remuneration) referred in “caput” of this Clause, added by the own TJLP, shall be applicable over the debt balance on the applicability of the interest mentioned in Clause 6.2.2 below or on the maturity or liquidation date hereof, being considered, for the daily calculation of interest rate, the number of days passed between the date of each financing event and the applicability date mentioned above.
6.2.1 The amount referred in paragraph 1, subparagraph “a” above, which shall be capitalized, being incorporated to the debt principal, shall be exigible under the terms of Clause 11.4 below.
6.2.2 The amount referred in paragraph 1, subparagraph “b” or paragraph II above shall be exigible every quarter during the grace period, and monthly during the amortization period, along with the principal installment and at the maturity or liquidation of the debt, according to what is set forth in Clause XII below.

VII — CHANGE OF THE LEGAL CRITERIA OF REMUNERATION OF RESOURCES ARISEN FROM FAT AND PIS/PASEP FUND
7.1 In the event of being replaced the legal criteria of remuneration of onlending resources to BNDES arisen from the Participation of PIS/PASEP and Workers Assistance — FAT, the remuneration set forth in clause VI shall be, at BNDES discretion, made upon the use of a new remuneration criteria of the said resources, to cover the same levels prior agreed. In this case, BNDES shall communicate, in written, the change to the Financing Agents and these shall communicate in written the change to the Beneficiaries, automatically, taking in account, the applicable changed interests from the receipt date of the BNDES communication over the due resources pursuant this Onlending Agreement.
VIII — VALUE UPDATE OF SUB-CREDIT “A”
8.1 From the base date on November 15, 2007 by the weighted average of the exchange restatement applicable over the resources collected by BNDES, in foreign currency, without bound to the onlending under specific conditions under the terms of Clause IX below, applicable over the credit not used.
8.1.1 The BNDES may reduce the Subcredit “A” before the entire use, and the value of this reduction shall constitute the Subcredit “D”, under the same conditions of Subcredit “C”, to the execution of amortization installment maturity, which shall be remain equal to what is established in Clause 11.3. By the occurrence of this hypothesis, BNDES shall communicate, in written, the Financing Agents.
IX — UPDATE OF SUB-CREDIT “A” DEBIT VALUE
9.1 The debt balance of the Financing Agents included the principal, compensatory and moratory interests, expenses, commissions and remaining charges shall be updated every day by the weighted average of the exchange restatement applicable over the resources collected by BNDES in foreign currency, without bound to onlending under the conditions specified and verified according the following criteria:
I — everyday, BNDES shall verify the status of its liabilities in foreign currency, without bound to on lending under the conditions specified to effect to determinate the weighing to be applied to the exchange restatement;
II — Based on the situation of the liability verified under the terms of paragraph I the weighted average shall be calculated everyday in relation to the exchange restatement, taking in account the closing conditions for sale of the foreign currency disclosed by Central Bank of Brazil in the day before.
9.1.1 BNDES, at any moment, may repay the debt balance arisen from Sub-credit “A” in whole or in part, by the same legal criteria adopted for repayment of the resources transferred to BNDES, arisen from the Participation Fund of PIS/PASEP and from the Workers Assistance — FAT based on the debt balance, calculated under the terms of Clause 9.1 above, on the date that the change becomes effective, being applied to this installment, on the date which the change become effective, being applied to this installment (which shall constitute the Sub-credit “D”) the same conditions of the Sub-credit “C”, to the execution of the installment maturity of amortization which shall remains equal to what is set forth in Clause 11.3. In the occurrence this hypothesis, BNDES shall communicate, in written, the change to the Financing Agents.
9.1.2 Publication in the Official Gazette: The Weighted average referred on that clause IX shall be published in the Official Gazette (section 3) on the 10th and 25th day of every month and the variable rate to the Federal Income to which the item 4.2.1 refers on the Summary and Clause X shall be published in the same official body on January, April, July and October.
9.1.2.1 If it is not published in the official Gazette on the date above, the publication shall be made on the first subsequent edition of that official body.
9.1.2.2 Both the weighted average and the variable fee and Income Tax shall be available in the official page of BNDES in Internet (www.bndes.gov.br) at the same dates referred in this clause 9.12.
X — INCOME TAX REGARDING THE SUB-CREDIT “A”
10.1 The Beneficiary is responsible by the reimbursement of the Income Tax upon the payment of a percentage over the variable tax to which the item 4.2.1 referred of Summary, corresponding to the weighted average fee of the due Income Tax over the charges remitted by BNDES to the creditors of external resources without bound to the specific conditions in the civil quarter before the readjustment month of this percentage, to be calculates, readjusted and requiring the reimbursement of the same periods of interests mentioned in item 4.2.1 of the Summary.
XI — GRAGE PERIOD AND AMORTIZATION OF PRINCIPAL
11.1 The grace period of the Sub-credit “A” is twenty four (24) months counted from the 15th day subsequent to execution date hereof, establishing up to at most the 15th day of January, April, July and October. The Grace Period begins on February 15, 2008 and finishes on April 15 2010.
11.2 The grace Period of the Sub-credit “B” and “C” is twenty four (24) months, counted from the 15th day subsequent to execution date hereof. The Grace Period begins on February 15, 2008 and finishes on February 15, 2010.
11.3 The amortization term of “Sub-credit “A” is ninety six (96) months, being the monthly and subsequent installments, each one of them in the principal updated due value of debt, divided by the number of amortization installments that are not due yet, after the maturity of the first one on the 15th subsequent day to the finishing of the Grace Period of this sub-credit “A”, taking in account what is set forth in Clause XII below, and the first installment is due on May 15, 2010 and the last installment on April 15, 2018.
11.4 The amortization term of the sub-credit “B” and “C” is ninety six (96) months, being the monthly and subsequent installments, each one of them in the principal updated due value of debt, divided by the number of amortization installments that are not due yet, after the maturity of the first one on the 15th subsequent day to the finishing of the Grace Period of this sub-credits “B” and “C”, taking in account what is set forth in Clause XII below, and the first installment is due on March 15, 2010 and the last installment on February 15, 2018.
XII — MATURITY IN HOLYDAYS
12.1 All installment maturity of principal amortization and charges, occurring on Saturdays, Sundays and national holydays, including banking holyday shall be, for all purposes hereof, receivable on the first subsequent business day, and the charges have to be calculated up to this date, and beginning from this date, the following regular period of verification and calculation of the charges hereof.
XIII — DEBT PROCESSING AND COLLECTION
13.1 The charges and principal collection shall be made upon the expedition forty eight (48) hours before the collection notification to the Beneficiary by the Financing Agents, informing the amount required to the liquidation of their liabilities on the respective due date.
13.2 As the debt regarding the Sub-credit “A” is subject to the daily update under the terms of Clause IX, collection notification mentioned din Clause 13.1 shall be issued by the Financing Agents with indication of a reference value in a Monetary Unit of BNDES — UMBND which quotation shall be obtained in the Collection Department of Finance Area of BNDES — AF/DECOB, or in the address www.bndes.gov.br/custos/moedas/moedas.asp being the payment value be due in current currency verified by the respective quotation of the effective pay day.
13.3 In the absence of the collection notification or in the event of a collection notification in disagreement with the term established not exempt the Beneficiary from its obligation of paying the principal installments and charges on date and values established herein.
13.4 The Financing Agents or Leader shall be made available to the Beneficiary the information, data, and calculations which can be used as base for verification of the due values.
13.5 The Beneficiary shall liquidate all principal installments and charges set forth herein, on the respective due dates, exclusively upon an Electronic Transference Available — TED of its issuance or debt in any account kept by the respective Financing Agent, in this case the payment is subject to the balance availability in account which the debts are processed.
13.6 The financing Agents are already expressly authorized by the Beneficiary and Warranty Providers in an irrevocable manner, to exercise all power required to the payment of debts on the respective bank account that the Beneficiary keeps with the Financing Agents, all amounts that are due pursuant the obligations contained herein, being the payment of these amounts subject to the effective availability of current account balance in which are processed the respective debts taking in account what is set forth in Clause XXI hereof.
XIV — ADVANCE LIQUIDATION OF DEBT
14.1 The terms contained herein are established to benefit the parties, reflecting the terms and conditions of the credit extended by BNDES to the Financing Agents. Thus, the beneficiary may effect the advance payment of the debit arisen from the Onlending Agreement only with the prior and express authorization of BNDES and Financing Agents under the terms of article 18 of the Provision Applicable to BNDES Agreements. If BNDES pursuant such advance payment at any time, collect from the Financing Agents commissions or tax in by the way of disagreement with collection and application or other charges from any nature, the Beneficiary shall pay such commissions, fees or charges to the Financing Agents, within two (2) business days, counted from the receipt date of the notification for this purpose, issued by the Financing Agents.
14.2 The total or partially advance liquidation of the resource installment related to the Sub-credit “A” if authorized by BNDES it shall be performed along with the values verified and corresponding to the debt balances, on its liquidation date, the remaining Sub-credits set forth in Items 4.1 (ii) and 4.1 (iii) of Summary and on clauses 8.1.1 and 9.1.1 hereof, respecting the proportionality between the debt balances of theses Sub-credits.
XV — EVENT OF DEFAULT
In the event of impossibility of paying any amount due pursuant this Onlending Agreement the default or delay in performing any obligation by the Beneficiary and/or Warranty Providers without detriment of the possibility of Financing Agents enact the advance maturity of their credits arisen from this Onlending Agreement, under the Clause XVI hereof, and set forth in article 39 and in the event of subrogation by BNDES, application of what is set forth in articles 40 to 47-A of the Provisions Applicable to BNDES Agreements shall be applicable to the following provisions:
15.1 DEFAULT OF PECUNIARY OBLIGATION
15.1.1 Fine applicable to non-compliance with the pecuniary obligation:For the value of due pecuniary obligations shall be applies a compensatory fine of two percent (2%) which shall be integrated to the debt balance from the default event.
15.1.2 Interest over the due debt balance: Once that from the financing default date of the Beneficiary, the Financing Agents shall pay the amount due to BNDES pursuant the onlending, and thus the resources cost for Financing Agents is not considered as the subsidized cost of the BNDES onlending, becoming the average cost of resource collection in the financing market, the Beneficiary agree with the financing agents, except in relation to what is set forth in clause 15.3 below, the payment of the following values:
a)	over the maturity debt balance, integrated to the fine referred in Clause 15.1.1 above, and the amounts that were considered advance due, as Clause XVI hereof shall include, up to the entire payment, commission of permanence, composed by default interest resulted from the variation of Select Rate of BACEN published by ANDIMA — National Association of Open market institution added of one percent (1%) per year. The default interest shall be applied over the debt balance to each day incurred in a capitalized manner, based on a month of thirty (30) days from the due date up to the effective payment date of the delayed obligations.

b)	A rate of one percent (1%) of moratory interest per month, to be applied over the debt balance of each calendar day in a capitalized manner, based on a month of thirty (30) days from the due date up to the effective payment date of the delayed obligations..

15.1.3 Interest over the due value balance If it is not established the advance maturity according to Clause XVI over the due installment updated as set forth hereof shall remain be applicable to the interests established in Clause VI and item 4.2 of the Summary of the Onending Agreement.
15.2	DEFAULT OF NON-PECUNIARY OBLIGATION
15.2.1 Except by the hypothesis set forth in Clause 15.3 below, in the event of default by the non-pecuniary liability shall be applied what is set forth in the subparagraph below:
a)	Fine: In the event of being established the advance maturity of the debt under the term of Clause XVI due to default or delay in compliance with the non-pecuniary obligation by the Beneficiary, it shall be charged a non-compulsory fine of one percent (1%) per month over the debt balance verified on the default date.

b)	Daily Fine: In the absence of being established the advance maturity of the debt, and if the Beneficiary has not paid the debt of the non pecuniary obligation in up to five (5) days from the receipt date of the simple notification sent to the AGENTS specifying the prompt obligation, shall incur to the Beneficiary a daily non-compensatory fine of six thousand six hundred three hundredth thousandth (0.06603%) per day over the financing value granted to the Beneficiary herein, regardless how much is the amount already disbursed in the moment of the default of the respective obligation, arisen from the default date up to the date of the effective performance of the unpaid obligation.

c)	The daily fine referred in the subparagraph “b” above shall be limited to a total of ten percent (10%) of the credit value.

d)	The Financing Agents may, at their sole discretion, avoid the application of the daily fine referred in subparagraph “b” above when the Beneficiary present the reasons that the Financing Agents deem as, at its sole discretion, enough to justify the default event.
15.3 In the hypothesis of the Beneficiary (i) not perform the Project, at discretion of BNDES, or (ii) apply the resources of this financing for a purpose not specified in item 5 of Summary, the Beneficiary is subject to penalties set forth in Clause 15.4 for purpose deviation among them the replacement of the interest set forth in Clause VI, under the terms specified below, without damaging the possibility of the Financing Agents establishes the advance maturity of its credits arising from the Onlending Agreement under the Clauses of XVI hereof:
a)	the interest set forth in Clause VI (eventually changed under the terms of the clause VII above), shall be replaced, with the retroactive effect, to the date of each disbursement, by new interests, over the debt balance corresponding to one hundred fifty percent (150%) of the fees of Interbank Deposit Certificate — CDI (“CDI”) informed by the Clearing House for Custody and Financial Settlement of Securities — CETIP (“CETIP”) regarding that default period, which shall be checked by AGENTS and confirmed by BNDES.

b)	The new interest applicable from the release date of the resources, calculating the total value of interest due to according to the new rate, set forth in subparagraph “a” above, and discounting from this value the total value of interests already paid.

c)	The difference between the interest paid and the due interests under the terms of subparagraph “a” and “b” above shall be added along with the fine value of mentioned in subparagraph “c” of Clause 15.4 to the total value of the principal no paid, verifying the new debt balance. Over this debt balance shall be applied up to the effective payment date, the interest corresponding to one hundred fifty percent (150%) of the fees of Interbank Deposit Certificate — CDI informed by CETIP regarding that period (verification date of the new debt balance up to the effective payment date).
15.4 In the hypothesis of the Beneficiary apply the resources of this financing with a different purpose from those set forth in item 5 of the Summary hereof, the Beneficiary shall be subject to:
a) The communication of the fact to the Public Ministry for the purposes and effects of the Act No. 7.492 on July 16, 1986 (“Act No. 7492/86”).
b) By the advance maturity under the subparagraph “a” of the Clause XVI;
c) The no compulsory fine of ten percent (10%) over the amount of resources that are not applied in the way set forth hereof;
d) the replacement, with retroactive effects of the interests over the totality of resources released pursuant the Onlending Agreement, under the conditions of Clause XV.
15.5 If, in the Hypothesis set forth in law, BNDES assume, any time, the position of the Financing Agents herein, or execute it directly, in the event of default by the Beneficiary shall be applicable since the execution date hereof, replacing then, the Clause 15.1 and 15.2 above or articles 41 and 47-A of the Provisions Applicable to the BNDES Agreement.
XVI ADVANCE MATURITY
16.1 The Financing Agents may establish the advance maturity of the debt arisen from the Onlending Agreement automatically and promptly taking account all financial obligations of the Beneficiary arisen from the Onlending Agreement, regardless the notification or communication, with the prompt cancellation of any disbursement and rescindment hereof, (ii) existence of default and delay in the performance of any obligation of the Beneficiary or Warranty Providers arisen from this Onlending Agreement or, further, in the occurrence of any of the hypothesis mentioned below, which the parts considers, and constitute direct cause of improper increase of default event risk of the obligations assumed by the Beneficiary and/or Warranty Providers, becoming more onerous the credit extension obligation assumed by the Financing Agents herein:
a)	the application of financing resources for a different purpose different from that set forth in item 5 of Summary, without damaging the possibility of the Financing Agents communicate this fact to the Public Ministry for the purposes of the Act no. 7.492 on June 16, 1986;

b)	The inclusion of a shareholding agreement, bylaw or social contract of the Beneficiary or from the company that holds it, the mean through which shall be required a special quorum for deliberation or approval of subjects that limits or restrict the control of any of these companies by the respective holders or, further, the inclusion in that documents of devices that implies on:
i.	Restrictions to the increase capacity of the beneficiary or to its technological development

ii.	Access restrictions of the Beneficiary of new markets or

iii.	Restrictions or damage to the payment capacity of financial obligations arisen from this Onlending Agreement.
c)	the reduction of Beneficiary staff without complying what is set forth in subparagraph “k” of Clause 18.1 hereof;

d)	also occur the advance maturity hereof, with the exigibility of the debt and prompt cancellation of any disbursement, on the graduation date as Federal Deputy, or Senator of the person that exercises a paid position in the Beneficiary or are among their owner, or holder or people involved on the positions set forth in the Federal Constitution, article 54, paragraph I and II. There will not be application of default fee once the payment of the debt occurs within five (5) business days counted from the graduation date, being subject to a sentence, in the event of not to comply with it the application of charges set forth for the hypothesis of the advance payment by default event;

e)	any of the hypothesis set forth in article 39 and 40 of the Provisions Applicable to BNDES Agreements;

f)	identification of any non-compliance, falsehood,, incorrect information, or mistake applicable to the Beneficiary and Warranty Providers in any statement, information, or documents celebrated, delivered or rendered by the Beneficiary or any of the Warranty Providers related hereof or to their warranties (a) which may result in the Adverse Material Charge; and (b) which the causes are subjects to the payment or are not paid up to the twentieth (20th) day counted from (b1) the effective knowledge by the Beneficiary of the statement or non-complied, false, inaccurate incorrect or omitted warranty or (b2) written notification forwarded by the Leader over such statement or non-complied, false, inaccurate, incorrect or omitted warranty, prevail what comes first;

g)	if the Beneficiary or Warranty Provider suffer any legal, administrative, or arbitrage decision procedure which may result in an Adverse material Change;

h)	change of control, direct or indirectly, of the Beneficiary or their respective successors without prior and express authorization of BNDES and Financing Agents, being allowed the shareholding organization of the Beneficiary among companies of the same Economic Group, once they do not imply in a change of the current control, direct or indirectly, of the Beneficiary, their successors, taking in account what is set forth in Clause 18.2 hereof;

i) proposal of the extrajudicial recovery plan to any creditor or creditor class, regardless they had been requested or obtained an legal homologation of the said plan, or legal recovery requesting b the Beneficiary or Warranty Providers, regardless the approval of the recovery plan or its concession by the competent judge, Beneficiary or any of the Warranty Providers;
j) if the Beneficiary or any of the Warranty Provides i) request the voluntary bankruptcy liquidation or solvency; or ii) cancellation of its activities for more than thirty (30) days;
k) if the Beneficiary or any of the Warranty Providers have their civil bankruptcy or solvency decreed;
l) if the Beneficiary or any of the Warranty Providers have their bankruptcy requested and such procedure is not discredited within 30 days and it does not overrule within 60 days counted from the initiation of the action;
m) if the warranties described in Clause XX are not kept during the effectiveness hereof;
n) default by the Warranty Providers in relation to any of the obligations accepted by in the Warranty Instrument;
o) in the event of judicial inquiry, annulment or rescission of the Warranty Instruments and/or other instruments which may be formalized that affects the performance of any obligations set forth herein, and/or warranty instruments and/or warranty instruments that may be formalized, once the warranty are not replaced by the Beneficiary and/or the Warranty Providers when requested by the Financing Agents after the receipt of a notification, in written, for this purpose, under the terms of the Onlending Agreement and/or Warranty Instrument or warranty instrument which may be formalized; if any of the real or surety security, current and/or eventually agreed, pursuant this Onlending Agreement, are not dully become effective registered or formalized b the Beneficiary and/or Warranty Providers according to the legal contractual provisions applicable, or even, if they or any other warranties eventually agreed in the future by any fact that affects its object or provider, become improper or insufficient to ensure the debt payment, and once they are not replaced or complemented and become effective and dully registered by the Beneficiary and /or Warranty Providers when requested by the Financing Agents under the terms of the Onlending Agreement and/or Warranty Providers;
p) default of any pecuniary obligation assumed by the Beneficiary and/or Warranty Providers before tee Financing Agents or any third parties arisen from any agreements, terms or commitment arrangement which may result in an Adverse Material Change;
q) any fact or circumstance that implies in, at sole discretion of the Financing Agents, significant deterioration of the credit risk level of the Beneficiary or any adverse change in the economic-financial or operational conditions of the Beneficiary and/or the Warranty Providers which may result in a Adverse Material Change, or even, any damage that affects the capacity of the Beneficiary and/or Warranty Providers of performing the obligations set forth in the Onlending Agreement and Warranty Instruments;

r) non-compliance with any non-pecuniary obligation arisen from this Onlending Agreement, or any obligations with third parties that may result in an Adverse Material Change which is not paid within ten (10) days from maturity date of the said obligation once the criterion of the Financing Agents, this recovery period does not affect the obligations of the Financing Agents before BNDES;
s) non-compliance with the project currently financed under the terms set forth and approved by BNDES, at discretion of BNDES and/Or Financing Agents;
t) existence of act of administrative or legal authority which impede the conclusion or continuity of the Project this financing or Beneficiary operation;
u) any change in the social object of the Beneficiary and/or Warranty Providers which at discretion of BNDES and Finance Agents may affect the capacity of any of them comply with the obligations set forth herein;
v) advance maturity of any agreement, celebrated by the Beneficiary and/or Warranty Providers with the Financing Agents or with any third party, which may result in an Adverse Material Change and or an advance maturity of any other agreement which any other company that belongs to the Economic Group of which the Beneficiary is part of, have celebrated and/or may celebrate with BNDES and their subsidiary.
w) Performance, by any governmental authority, of any act which may result in the kidnap, expropriation, confiscation, nationalization or compulsory acquirement of the totality of substantial part of the goods, assets or proprieties acquired pursuant the Project;
x) If the Beneficiary alienate, overtax, rent, lease or assign under any title the goods, assets or proprieties which constitute the warranties to this Onlending Agreement: acquired pursuant the Project or any other goods of its fixed asset without the previous and express authorization of BNDES and financing agent, except in the case of useless or obsolete goods or goods that are replaced by new products and with identical purpose;
y) If the Beneficiary and/or Warranty Providers have deeds of self issuance or in which they are warrantors, protested in an individual or aggregated value equal or higher than R$ five million Reais (R$5,000,000.00) except the ones that have dully annulled or cancelled through judicial or extrajudicial suits within a legal term.
16.2 For the Purposes of this Onlending Agreement, it is considered as Adverse Material Change the occurrence of any event that, at Financing Agents Criteria, represent an adverse material event (a) on the financing condition, operation, business or proprieties of the Beneficiary or Warranty Providers; (b) on the ability of the Beneficiary or of the Warranty Providers complying with the significant obligations consist any of the documents to the Project; (c) legality and/ or validity and/or feasibility of any of the Project documents, as well as in the creditor rights contained in such documents.
XVII — FILING FINE
17.1 In the event of a judicial collection of debt arisen from this Onlending Agreement, the Beneficiary shall incur in a fine of ten percent (10%) applicable over the principal and debt charge due by the Beneficiary, in addition to the extrajudicial and judicial expenses and attorneys fees from the first decision of the competent authority on the Collecting Motion.
XVIII — SPECIAL OBLIGATION OF THE BENEFICIARY
18.1 Without damaging the obligations assumed herein and in the Warranty Instruments, subject to a sentence of being decreed the advance maturity of the debt, under the terms of the Clause XVI above, and be applied to the Provisions Applicable to the BNDES Agreement to:
a)	comply, when applicable, the Provisions Applicable to the BNDES Agreement available in website of BNDES (www.bndes.gov.br), to which, after being familiarized with all content of the remaining provisions, states to accept then as integrating and inseparable part hereof for all legal purposes and effects;

b)	allow that BNDES and Financing Agents, their representatives assignee, upon the communication to the Beneficiary at least three (3) business days of antecedence in the commercial hour and days, to their own costs, the free access to all facilities and accountant registries, providing all and any information related to (i) analysis of the Project execution; (ii) complete inspection of the Project work, as well as the drawings, specifications or any other technical documents related to the Project; (ii) assessment of the financial-economic performance of the Beneficiary, and (iv) performance verification of the obligations assumed herein;

c)	Comply with the remaining obligations established b BNDES for concession of this financing;

d)	Apply the resources received only in the Project execution and according to the table of Resources and Uses;

e)	Provide the own resources set forth for the Project execution in the amount and terms defined in the Table of Resource and Uses, as well as in its totality or resources required to cover eventual insufficiencies values added to the global budget of Project;

f)	Promptly communicate to the Financing Agents any occurrence that imply in modification of the Project or Table of Resources and Uses, indicating the providences that have to be adopted,;

g)	Adopt, during the effectiveness period hereof, measure and actions directed to avoid and correct damages to environment, security and work measure which may result from the Project;

h)	Keep in a regular situation it obligations before environment bodies during the term of the Onlending Agreement;

i)	Present to Leader, within one hundred seventy (170) days, counted from the release of the last credit installment, the Operation License, officially published, of Project, issued by a competent body, in a state sphere, integrating the Environment National System (SISNMA) or, in equivalent character, by the Brazilian Institute of Environment — IBAMA;

j)	Preserve the relation between real warranty / financial collaboration in a level of, at least one hundred thirty percent (130%) over the debt balance used hereof, taking account the sum of the item 7.1 and 7.2 of the Summary during all the effective period of the Onlending Agreement

k)	In the hypothesis of occurrence, due to the Financed Project, reduction of its staff during the effectiveness period hereof, offer a training program directed to the work opportunities in region and/or programs for indicating employees to other companies after they have been submitted to the Financing Agents for approval, document that specifies and prove the negotiations conclusions performed with the competent company (ies) and worker representation involved in the dismissal process;

l)	Note, during the effectiveness term of hereof, what is set forth in the legislation applicable to disabled people;

m)	Communicate to the Leader, on the event date, the name and CPF/MF [Individual Taxpayer’s Registry of Ministry of Finance] of the person, which is exercising a paid position at the Beneficiary facility or being one of its owner, holder or director who had been graduated as Federal Deputy or Senator;

n)	Prove before the first disbursement hereof, the accrued payment of the share capital of the Beneficiary in the Project of, at least, the value in Reais equivalent to US$ eighty million Dollars (U$80,000,000.00);

o)	Prove before the release of each credit installment subsequent the first one: (i) the correct application of the installment previously used and (ii) the provision of resources of the corresponding balancing item in the values set forth in the Table of Resources and Use;

p)	Not to change, without the prior and express authorization of BNDES and Financing Agents up to the final liquidation hereof, its social object, consigned in the bylaw or articles of association;

q)	Present to the Leader, a security for the goods that constitute the Project warranties, by its real value, as well as the conservation of this security during all effectiveness period of object financing hereof, under satisfactory terms to the Financing Agents. All securities have to be contracted with security companies which are among the ten companies that have the highest net equity in the security market in Brazil, being the Financing Agents as beneficiary of the security and be enforceable from August 1st 2008 or at the beginning of the Beneficiary Operation, even if in a partial manner, what comes first. The financing agents are, since now, irrevocable and expressly, authorized to engage the security (ies) or renewals in a reliable insurance company on behalf and expenses of the Beneficiary if the respective policy (ies) is (are) not presented as reward of the first security dully paid (even in parceled manner) within ten (10) days from the date in which the security had to become effective, as set forth above, as well as to receive the indemnity from the insurance company in the event of occurrence of claim. The Financing Agents are not responsible for any loss eventually arisen from omission or irregularity, whether insurance engagement or in the risk cover, as well as to keep enforce, during the whole effectiveness period herein, the security policies in terms [illegible] engaged by companies from the Beneficiary Segment;

r)	Provide to the Leader, if requested
i.	Within ten (10) business days from the receipt of the in written request, all and any information related to the project and to the Beneficiary, specially those concerning to: (i) the Project execution; (ii) Beneficiary income, including reports of its origin relevant variations, charge and collecting way; (iii) expenses, costs, and expenses from any capital expense of Beneficiary, (iv) fees and contributions, and e (v) environmental tax of the Project and preservation ways and reduction of these impacts; and

ii.	Within thirty (30) business days from the receipt of a written request: (i) certification of the object and status or equivalent of the process and judicial, arbitrage and administrative procedures, and (iii) authorizations, licenses, permission and their renewals required to perform the Beneficiary Activities.
s)	Provide to the Leader:
i.	The semiannual balance sheets of the Beneficiary, Warranty Providers, and combined, within ninety (90) calendar days counted from the finishing of the respective semiannual period;

ii.	The annual balance sheet of the Beneficiary, Warranty Providers and, dully audited by a registered company in Securities Commission — CVM and internationally recognized and acceptable by the Financing Agents within one hundred twenty (120) calendar days counted from the end of each fiscal year.

iii.	Along with the balance sheet referred above, documents issued by the external auditors showing the calculations that prove the compliance of the Clause XIX below. If the documents of the external audits do not prove such calculations, the Beneficiary shall hand to the Financing Agents along with the financing statements, a statement signed by its Finance Director , proving that all the obligations arisen from the Clause XIX below were complied.

iv.	Report informing the number of administrative and operational employees in the end of each quarter;

v.	Copy of all environmental licenses and their renewals related to the Project, as well as all notifications, reports and administrative surveillance related to the environment and associated to the Project, within five (5) business days counted from its obtaining or receipt; and

vi.	Copy of all corporate act in which authorized or approved (i) relevant change of the bylaw or articles of association of the Beneficiary, (ii) any shareholding reorganization of the Beneficiary (merger, spin-off, incorporation, significant part assignment of assets or assumption of relevant liabilities for the beneficiary) and (iii) any matter that generate the right to access by their shareholder or minoritarian shareholders.
t) without damaging the remaining environmental obligation to which is subject the Beneficiary, pursuant the law or arisen from this Onlending Agreement, and considering what is set forth in Clause XXVI below the Beneficiary is obliged to perform all obligations established by the Equator Principles, along with the social-environmental policies of the World Bank for loans, which are available in website (www.equator-principles.com) , which the Beneficiary stated to be familiarized with all content, as well as accept it as integrating and inseparable part hereof, for all legal purposes and effects and commits during the effective term hereof to:
i.	Send to the leader, during the execution hereof, tee Social-environmental questionnaire (Attachment III) answered, based on finished year;

ii.	Communicate to the Leader, within five (5) business days any fact which may imply in change of the environmental, social, health and worksite security matters;

iii.	Send to the leader, during the effective term hereof, within one hundred twenty (120) days from the finishing of the fiscal year, the Social-Environmental Questionnaire (Attachment III) answered, based on finished year;

iv.	Observe all Equator Principles, related to the social and environmental matters, adopting the measures and option required to prevent and correct the eventual environmental and social damages verified in analysis of the business developed by the Beneficiary.
t)	present other documents required by legal or regulatory provision, as well as usually requested in analogue operation, deemed as required by the Leader to engage this operation.
u)	present other documents required to legal or regulatory provision, as well as the usually requested in analogue operation, deemed as required by the Leader to engage this operation

v)	Keep the warranties set forth herein, enforce up to the final liquidation of all there obligations hereof;

w)	Quarterly remit to the Leader a follow up report about the physical and financial evolution of the Project;

x)	Meet the requirements of the competent bodies in terms of licenses and authorizations keep them in a regular situation before the said bodies during all financing effectiveness term;

y)	Kept the Financing Agents promptly informed about the occurrence of any non-compliance with the obligations assumed by under the terms of the On lending Agreement and Warranty Instrument and measures (if any) which are taken to remedy such situation, or upon written request, about its technical, social, economic and financial situation, and if necessary provide reports, information and statements about the existence of any judicial, administrative, or arbitrage process or procedure related to the Project and send to them copies of all documentation related to the litigation;

z)	Not to celebrate mutual agreements with individuals or legal entities, which are member of the economic group to which belongs the Beneficiary, as well as not to reduce its share capital up to the liquidation of all obligations assumed herein, without the prior authorization of the Leader;

aa)	Obtain the prior and express authorization of the Financing Agents in order to engage any loans operation, issuance, debt assumption engagement, or warranty provision, being agreed that, from August 31, 2008 the beneficiary may (a) accept loans to meet its business of ordinary management or with the purpose of material replacement or (b) make discounts for commercial effects that the Beneficiary is holder, resulting from the sale or service rendering and in any of this hypothesis, respected the obligations set forth herein;

bb)	Not give preference to other credits except if arisen from the law and, observed the Provisions applicable to the BNDES Agreement, not to make the amortizations of the shares, not to issue securities and beneficiary parts, not to assume any new debts, without prior authorization of the Financing Agents;

cc)	Take all actions required for the obligations arisen from hereof remains in equality of preference (pari passu) with the remaining obligation with the real warranty of the Beneficiary, except the obligations that have mandatory preference under the terms of law;

dd)	Effectively begin its operations up to, at least, August 2008;

ee)	No to distribute, to the Beneficiary and Warranty Providers dividend in the years of 2008 and 2009;

ff)	If the expenses with the Project performance are higher than the defined budget, resources or additional investments which are required, these shall be entirely provided by the Beneficiary partners, through the share capital increase;

gg)	Comply with, if possible, the “REGULATORY RULES OF THE JOINTLY OPERATION PROGRAM — POC” approved by the Resolution No. 575 on December 02, 1982 partially amended, by the Resolutions no. 685 on December 22 1988 and 688, on March 16, 1989, 731, September 17, 1990 and 813,on July 21 1993, all of them of the BNDES Directorship, available in BNDES website; and

hh)	Submit to the Leader assessment and approval, within one hundred fifty (150) counted from the release date of the last credit installment, Project conclusion report according to the model to be provided by BNDES.
18.2 For the purposes hereof it shall not be taken in account the change of the shareholding control of the Beneficiary, the change of the shareholding control which arises from (i) initial public offer of the shares distribution of the Beneficiary registered before CVM or equivalent entity in any jurisdiction which is not the Brazilians ´ or (ii) public offer of the share distribution of the direct or indirect holder companies of the Beneficiary, registered before CVM or equivalent entity in any jurisdiction which is not the Brazilians ´ or once the said offers result, at the sole discretion of the Financing Agents, in the maintenance or increase of the financial capacity of the Beneficiary or holder companies of the Beneficiary, as well as the maintenance or increase of the respective levels of adoption of corporative governance practices.
XIX — OBLIGATIONS OF THE BENEFICIARY AND SERVICES PROVIDER

19.1 The Beneficiary is obliged, during all effective term hereof to comply with all financial obligations defined below, upon the annual verification, from December 2008, based on financial statements delivered by external auditors registered in CVM for a verification period concerning to the last 12 months;
a.	keep the Liquidity rate of >1.0x; and

b.	Keep the Rate of Debt Service Cover (i) > 1.0x up to December 31, 2013, and (ii) >1.3x from December 31, 2014.
19.2 The Beneficiary and each one of the Warranty providers are obliged to, further, during the whole effectiveness period hereof, to comply with the obligations defined below, being, on the event of obligations related to the financial rate conservation the verifications shall be made annually, from December 2007, based on the combined financial statement delivered by external auditors registered in CVM for the verification period regarding the last 12 months:
a)	keep the Liquidity y rate of >1.2x;

b)	Keep the net Banking Debt/EBITiDA (i) < 5.0x with relation to the December 31, 2007 and December 31, 2008, and (ii) < 3.0x from December 2009; and

c)	Keep the Rate of Interest Cover, >3.0xup to December 2009 and (ii) >4.0x from December 31, 2010.
19.3 For the effects of the Clause XIX the terms presented above have the following meaning:
•	Liquidity rate: current asset divided by the current liability;

•	Rate of Debt Service Cover: EBTIDA divided by (payment of long term debts added from the net financial expense and divided);

•	Rate of Interest Cover: EBTIDA divided by the Net Financial Debt:

•	EBITIDA: net income submitted to (i) cost of the sold products (ii)sale expenses, (iii) administrative expenses and (iv) other operational expenses, added to (v) other operational incomes, and (vi) depreciation:

•	Net Financial Expense: All financial expenses related to loans, financings and client advance, hedge financing net income of related to cash application except the exchange monetary liability and asset variation; and

•	Net Banking Debt: long term loans, short term loans (including debentures and bonds and/or securities) net cash and financial applications promptly available.
19.4 If the obligations contained in Clause XIX are not complied with, entire or partially, by the Beneficiary, the granting of waiver so that such fact does not affect the advance maturity hereof, shall depend on the express authorization of all Financing Agents
XX — FINANCING WARRANTIES
20.1 The Financing extended to the Beneficiary by the Financing Agents through this On lending Agreement shall have the following warranties:
i.	First mortgage of the real-estate registered under number 2.737 in the Real-Estate Registry Office of the Municipality of Angélica/MS according to the Public Deeds of Mortgage Constitution in favor of Financing Agents dated of February 1st- and their eventual amendments;

ii.	Trustee alienation in warranty to all equipments described in Attachment II to the Private Instrument of Equipment Trustee Alienation in Warranty of Credit Extension Agreement for Equipment Financing in Warranty upon Onlending Agreed with the National Bank Development — BNDES — celebrated on February 1st 2008 and their respective amendments;

iii.	The pledge over ninety nine dot ninety nine percent (99.99%) of the quotes of Beneficiary representing as the Private Instrument of Quotes Pledge in Warranty to the Credit Extension Agreement for Financing Upon Onlending Agreed with National Bank and Economic and Social Development BNDES celebrated on February 1, 2008 and;

iv.	(iv) Guarantee granted by the Warranty Providers identified and qualified in item 3 of the Summary in the capacity and joint and several debtors of the liabilities arisen from the Onlending Agreement.
XXI — JOINT AND SEVERAL DEBTORS
21.1 The Warranty Providers constitute, in this act, joint and several guarantor under the term of article 264 and according to the Brazilian Civil Codes, acting, jointly with the Beneficiary before the Financing Agents and BNDES by the compliance with all, main and accessory obligation, assumed by the Beneficiary herein and remaining related documents. The Warranty Providers abdicate in an irrevocable manner the rights ensure to them in the articles 306,821, 824, 827, 829, 830, 834, 835, 837 838, 839, of the Civil Brazilian Code.
21.1.1 The Warranty Providers have to deliberate before the Beneficiary to be familiarized with the liability assumed under the terms of Clause 21.1 above.
XVII — RESPONSIBLE FOR FEES AND EXPENSES
22.1 it is expressly agreed between n the Parties that occur at the expense of Beneficiary, even in the event of entire or partially cancellation of the extended credit, all and any costs, expenses charges, fees and taxes (including all taxes, fees and /or due contributions) related to the celebration register, execution hereof, of the warranties mentioned on it or any other amendments in the same, including the expenses of registry or enrollment in the competent registry offices, as well as the expenses with engagement of an independent company for monitoring the Project independent assessor and registries of any nature.
XXIII — BENEFICIARY AND WARRANTY PROVIDER STATEMENTS
23. Without damaging the remaining statements and warranties provided herein, the Beneficiary and Warranty Providers, each of them, state and warrant that:
a.	is authorized, under the terms of law, bylaw or article of association, to celebrate the Onlending Agreement, contracting the financing conferred herein, and accepting the financing and non-financing obligations arisen from it, as well as perform all provisions of the Onlending Agreement and Warranty Instruments;

b.	the celebration and execution hereof and Warranty Instruments neither affect nor violate any provision of its bylaw or articles of association or regulatory laws to which it is submitted

c.	the signatories hereof have power and were dully authorized to celebrate this Onlending Agreement bound to the Beneficiary and Warranty Providers according to this respective terms;

d.	all approval, consent or remaining measures of any nature which may be necessary for the celebration hereof and Warranty Instruments were taken and obtained, except if the registries that shall be released after the execution hereof, and which are in full force and effect by the Beneficiary and Warranty Providers, especially in relation to the validity and applicability of this Onlending Agreement and Warranty Instruments;

e.	the celebration hereof and Warranty Instruments neither affect nor violate any provision or clause contained in any agreement, arrangement or dispute in which the Beneficiary and Warranty Providers are a party, and will not cause, except as set forth herein, the rescission or advance maturity of any of this instruments;

f.	Neither exist any provision or clause contained in any arrangement, agreement or dispute in which the Beneficiary or Service provider are a Party, nor debarment from any nature that impede the warranty constitution set forth herein by the Beneficiary and Warranty provider in favor of the Financing Agents.
23.1 The statement provided herein shall replace up to the final and total liquidation of the obligations arisen from this Onlending Agreement, being the Beneficiary and Warranty providers free of any damages of the remaining sanctions applicable and set forth herein, in law or another instrument, jointly, responsible for indemnifying all damages and loss caused to the Financing Agents, affiliated, associated, holder or controlled companies, their respective directors, employees or any consultant, in the event of being applied responsibilities from any nature, arisen from the lack of legitimacy or inaccuracy of statements and warranties provided herein
XXIV — DOCUMENTS AND CERTIFICATIONS
24.1 The engagement of operation by the Beneficiary is subject to presentation of the following documents by the Beneficiary:
a)	Social Securities Contribution Clearance — CND of the Beneficiary issued by the Social Security Income Secretariat, extracted by the Beneficiary and verified by the Leader through the website www.mpas.gov.br;

b)	Prove that the Beneficiary is in a regular situation before the Annual Listing of Information and Salaries — RAIS;

c)	Prove that the Beneficiary is in a regular situation in relation to the obligations related to FGTS upon the presentation of Regularity Certificate of FGTS — CRF issued by Caixa Econômica Federal and confirmed through the website www.caixa.gov.br;

d)	Negative Certificate (or Positive with Effect of Negative ) of Debits Related to Federal Taxes and the Union Active Debt of the Beneficiary by National Treasury General Attorney’s Office — Federal Income Secretariat confirmed through the website www.receita.fazenda.gov.br;

e)	Prove that the Beneficiary is not included in the Employer Registry which had maintained employee under slavery conditions, instituted by the Ordinance No. 540 on 10.15.04 of the Labor Ministry to be verified by the Financing Agents upon consultation to internet in the address www.mte.gov.br

f)	Satisfactory documentation to the Financing Agents proving the signatory power granted herein

g)	Taking in account what is set forth in Clause 18.1 (q) above, a satisfactory prove to the Leader of the insurance formalization set forth in Clause 18.1 paragraph “q” in favor of the Financing Agents

h)	Project Installation License, officially published, issued by the competent body in the National System of Environment (SISNAMA) or, in equivalent character, by the Brazilian Institute of Environment — IBAMA
24.2 The engagement of operation by the Beneficiary is subject to the presentation of the following documents by each one of the Warranty Providers:
a)	— Debt Negative Certificate — CND of the Warranty Provider issued by the Social Security Income Secretariat, extracted by the Warranty Provider and verified by the Leader through the website www.mpas.gov.br

b)	Prove that the Warranty Provider is in a regular situation before the Annual Listing of Information and Salaries — RAIS;

c)	Prove that the Warranty Provider is in a regular situation in relation to the obligations related to FGTS upon the presentation of Regularity Certificate of FGTS — CRF issued by Caixa Econômica Federal and confirmed through the website www.caixa.gov.br;

d)	Negative Certificate (or Positive with Effect of Negative ) of Debits Related to Federal Taxes and the Union Active Debt of the Beneficiary issued by National Treasury General Attorney’s Office — Federal Income Secretariat confirmed through the website www.receita.fazenda.gov.br;

e)	Certification of Collector Bodies in local sphere ( and if necessary, in state sphere) with express reference that the real-estate to be mortgaged are in accordance with all taxes, fees and contributions applicable over them.

f)	Prove of enrollment in the Rural Real-Estate Registry of INCRA and prove of payment of Rural Land Tax ITR upon the presentation of payment proves of payment for the last five fiscal years or Social Securities Contribution Clearance of Rural Real Estate issued by the Brazilian Federal Income Secretariat which legitimacy have to be confirmed by the Leader in the address www.receita.fazenda.gov.br (article 22 caput paragraph 1 and 3 of ct no. 4.947 04-06-66 article 20 and 21 of Act No. 9.393 on 12.19.96, Resolution SRF No. 438 on 07.28.2004)
XXV — MISCELANEOUS

25.1 The Beneficiary is subject herein to all rules of BNDES, accepting the obligation of entirely performing them if they are applicable, and the amendments of theses rules which may occur up to the final liquidation of this financing shall be automatically applicable hereto and have to be performed by the Beneficiary.
25.2 Right after the execution hereof, the Beneficiary shall register it in a Deeds Registry Office in the domicile of each Party hereof, and during the thirty (30) subsequent days to the execution date hereof, it shall provide it to the Financing Agents this Onlending Agreement dully registered.
25.3 The obligations accepted hereof may be the object of specific execution by initiative of each one of the parties, under the terms set forth in articles 461 ad 632 of the Brazilian Civil Procedure Code, and this will not mean a waiver to any other lawsuit or not, with the objective of safeguarding the rights arisen from this Onlending Agreement.
25.4 If any item or clause hereof becomes illegal, inapplicable, or by any reason, forceless all remain items and clauses shall remain in full force and effects. The parties, since now, are committed to negotiate, in the shorter term, the item or clause, as may be the case, replace the illegal, inapplicable or forceless item or clause. During this negotiation it shall be considered as object of the Parties on the execution date hereof, as well as the context in which the illegal, inapplicable or forceless item or clause was inserted.
25.5 No action, omission or delay in exercising any right action by each Party shall imply in change or waiver from any right or action, which may be exercised at any time, and it shall not mean novation of any of the obligations arisen from hereof.
25.6 This Onlending Agreement obliged both the Parties and their successor or assignees, of any type, as well as any third parties which may replace the parties.
25.7 The Beneficiary and the Warranty providers may not assign or cease, in whole or in part, any of its rights or obligations set forth hereof without the prior and express consent of the Financing Agents and BNDES, being subject to a sentence of rescission of this Onlending Agreement, which may result in the expiration of all obligations accepted by it, becoming exigible the total value of the debt, comprising the principal and accessories, including the due installments which shall be considered as advance due, without damaging the remaining applicable actins and sanctions or any part of the same, to any other party to which succeed in all rights and obligations, once with the prior and express consent of BNDES.
25.8 The Beneficiary authorizes, in an irrevocable and unchangeable manner, the Financing Agents to consult, at any time of the effective period hereof, their data contained in the Credit Risk Central of BACEN, regardless the prior notification to the Beneficiary.
25.9 The Financing Agents are authorized, once verified a debt balance due and not paid under the terms hereof, regardless the prior communication, to inform the name and registry data of the Beneficiary and Warranty Providers to the Credit Protection Bodies.
25.10 All and Any Notification or any other communications required or allowed hereunder and Warranty Instruments shall be performed in written, upon the personal delivery, by facsimile, electronic message (email) special delivery service or registered letter, if the receipt prove, addressed to the pertinent Party in its respective address as informed below, or another address as such Party may inform to other Parties by notification.
a) To the BENEFICIARY:
Address: Rua Iguatemi, 192 13º andar [floor] conjunto 131, Itaim Bibi, São Paulo/SP CEP [Zip Code] 01451-010
Att: Orlando Editore
Tel: 55 11 3079-5400
Fax: 55 11 3079-3683
Email: oeditore@adecoagro.com
b) to the FINANCING AGENTS
Rabobank
Address: Av. Das Nações Unidas, 12995 — Chácara Itaim, São Paulo/SP CEP 04578-000
Att: Mario Pina
Tel: 55 11 5503-7062
Fax: 55 11 5503-7185
Email: mario.pina@rabobank.com
ABN AMRO
End: Av. Paulista nº. 1374 — 10º andar
Att: Elis Regina Vasconcelos
Tel: (11) 3174-9701 Fax (11) 3174-9770
Email: elis.vasconcelos@br.abnamro.com
Itaú BBA
Address: Av. Brigadeiro Faria Lima 3400 3º andar — São Paulo/SP CEP 04538-133
Att: Maria Estela Ferraz de Campos
Tel: 55 11 3708-8096
Fax: 55 11 3708-8270
Email: mfcampos@itaubba.com.br
Unibanco
Address: Av. Eusébio Matoso, 891 — 18º andar CEP 05423-901
Att: Maria Beatriz de Magalhães Berbert Canvian
Tel: 55 11 3584-4908
Fax: 55 11 3504-1341
Email: maria.canzian@unibanco.com.br
Bradesco
Address: Departamento de Controle Operacional] Operational Control Department] — DOC/ Setor Grandes Projetos [Big Projects Sector]
Cidade de Deus, no number, Vila Yara, Prédio Novíssimo, 1º andar — Osasco/SP CEP: 06029-900
Att: Mr. Edilio de Jesus Almeida.
Tel: (11) 3684-4762/3684-2856.
Fax: (11) 3684-2412
Email: 4510.edilio@bradesco.com.br

HSBC
Address: Av Brigadeiro Faria Lima, 7º andar, Itaim Bibi, São Paulo/SP CEP 01451-000
Att: Mara Lygia Prado — ABF/Asset Based Finance
Tel: 55 11 3847-5138
Fax: 55 11 3847-9262
Email: mprado@hsbc.com.br
c) to Usina Monte Alegre:
Address: Rua Iguatemi, 192 13º andar [floor] conjunto 131, Itaim Bibi, São Paulo/SP CEP [Zip Code] 01451-010
Att: Orlando Editore
Tel: 55 11 3079-5400
Fax: 55 11 3079-3683
Email: oeditore@adecoagro.com
d) to Adeco Agropecuária Brasil Ltda.
Address: Rua Iguatemi, 192 13º andar [floor] conjunto 131, Itaim Bibi, São Paulo/SP CEP [Zip Code] 01451-010
Att: Orlando Editore
Tel: 55 11 3079-5400
Fax: 55 11 3079-3683
Email: oeditore@adecoagro.com
e) to Alfenas Café Ltda.
Address: Rua Iguatemi, 192 13º andar [floor] conjunto 131, Itaim Bibi, São Paulo/SP CEP [Zip Code] 01451-010
Att: Orlando Editore
Tel: 55 11 3079-5400
Fax: 55 11 3079-3683
Email: oeditore@adecoagro.com
f) to Adeco Brasil Participações Ltda.
Adress: Rua Iguatemi, 192 13º andar [floor] conjunto 131, Itaim Bibi, São Paulo/SP CEP [Zip Code] 01451-010
Att: Orlando Editore
Tel: 55 11 3079-5400
Fax: 55 11 3079-3683
Email: oeditore@adecoagro.com
25.10.1 The communications performed by electronic message (email) in the electronic address mentioned above shall be valid and considered as delivered on the receipt date of the same, once the addresser receives and answer from the addressed party
25.10.2 All and any notification, instructions and communication hereunder shall be valid and considered as delivered on the receipt date of the same, as proved through the receipt signed by the addressed party, of the judicial or extrajudicial suit, or in the event of delivery by facsimile or mail, through the transmission report or deliver prove.
25.10.3 Change in information of Clause 25.10 above have to be informed to the other Party, in written, at least ten (10) calendar days counted from the occurrence.

25.11 All and any amendments herein shall only be valid if celebrated in written and signed by all Parties.
25.12 The Beneficiary and Warranty Provider state that they read previously this Onlending Agreement and that they have no doubt about any of their clauses and conditions
25.13 The Financing Agents are authorized by the Beneficiary and Warranty Providers to publish and disclose a tombstone and any other advertisement deemed as appropriated, being the expenses regarding a such acts reimbursed by the Beneficiary.
25.14 The Warranty Providers, in this act, in an irrevocable and unchangeable manner, appoints the beneficiary as their true and lawful attorney-in-fact, granting to them all powers required to sign on its behalf all letters of disbursement request under the terms contained in Attachment II hereto, ratifying the warranty rendered. This power granting shall be effective up to they had been released all credit values extended to the Beneficiary.
25.15 The Beneficiary, by this act, authorizes express and irrevocability the Financing Agents to reimburse any payment that may due by the Beneficiary, whether by the usual finishing or advance finishing hereof, with the eventual values through which the Beneficiary has or may have under its control, or deposited, to any deeds, applying the to the amortization/liquidation of all amounts due to it pursuant the Onlending Agreement, being the Financing Agents already authorized, to exercise the detention right of the said goods, and promote their extrajudicial sale, in the manner, price and conditions they deem as more appropriated to the satisfaction of their credits hereunder, and the financing liquidation have to be made by the values paid and verified after the compensation under the terms of Article 368 of Brazilian Civil Code and remaining legal and applicable provisions.
XXVI — ENVIRONMENTAL RESPONSIBILITY
26.1 The Beneficiary state that respect the Brazilian Environmental legislation and the Equator Principle, along with shareholding policies of World Bank for granting loans which are available in website (www.equator-principles.com, and which the use of credits released pursuant this Onlending Agreement shall not imply in violation of its provisions. The Beneficiary is obliged to obtain all documents (appraisal, studies, reports, licenses, authorizations, granting etc.) set forth in the rules environment protection, certifying its compliance and to promptly inform the Leader about the existence of an adverse manifestation in relation to any authority if it is aware with it. The Beneficiary shall communicate within seventy two (72) hours all eventual adverse documents and manifestation by the authorities which may they consider the existence of violation of the environment protection rules or constitute or have constituted indemnity obligation over any social-environment damage, providing a copy of the said documents and manifestations. Regardless the fault, the Beneficiary shall reimburse the Financing Agents of any amount which they may be obliged to pay due to an social-environmental damage in any way the authority understand to be related hereto, as well as indemnify the Financing Agents for any loss or damage, including to their images, which the Financing Agents may experience pursuant the social-environmental damage. The Beneficiary further states it knows and respects the bio-security rules which include, but not limits to, rules related to transgenic and/or genetically modified organisms. The Beneficiary states to be aware that, without damage of the sentences set forth in the effective rules , in the event of damage caused to the environment and third parties by using transgenic and/or genetically modified organisms, including when arisen from the contamination by crossing, it shall be responsible for by the full repair of damage, regardless the existence of fault, it shall indemnify and/or reimburse the Financing Agents in the event of they are considered as responsible for such damages.
XXVII — COMPLIANCE OF LABOR AND SOCIAL SECURITY LEGISLATION
27.1 The Beneficiary and the Warranty Providers, as well as their respective controlled companies, holder companies and associated companies, states expressly according to the effective legislation, that do not employ people younger than 16 years old, except in the condition of learner, as of 14 years old. Furthermore, the Beneficiary and the Warranty Providers and their respective controlled companies, holder companies or associated companies are committed to respect all and any law, rule, standard and/or order related to labor and/or social securities obligations to which they are subject.
XXVIII — JURISDICTION
28. For resolving all disputes arisen from hereof the court of the City of São Paulo, State of São Paulo, as exclusion of all others, no matter the privilege they have.
This Agreement is celebrated in twelve (12) copies of equal tenor nod shall be signed by two (2) witnesses.
São Paulo, February 1st 2008
/s/

ATTACHMENT III
MAIN FEATURES OF WARRANTY OBLIGATION
CREDIT VALUE
One hundred fifty one million Reais (R$151,000,000.00), divided in sub-credits as follows:
     (i) Sub-credit “A”: twelve million two hundred and nine thousand Reais (R$12,209,000.00), taking in account the base date of November 15, 2007 to be provided with collected by BNDES in foreign currency and onlending according to the Resolution No. 635/87 on January 13, 1987, of the BNDES Directorship.
     (ii) Sub-Credit “B” one hundred nine million eight hundred eighty one thousand Reais (R$109, 881,000.00) to be collected by resources arisen from BNDES which are composed among other ways, by the resources of Fund for Worker assistance FAT, Special Deposit and the Participation Funds PIS/PASEP, taking in account its allocation, applicable legislation to each aforesaid source.
     (iii) Sub-Credit “C” twenty eight million and nine hundred ten Reais (R$28,910,000.00) to be collected by resources arisen from BNDES which are composed among other ways, by the resources of Fund for Worker assistance FAT, Special Deposit and the Participation Funds PIS/PASEP, taking in account its allocation, applicable legislation to each aforesaid source.
INTEREST RATE
1. INTERST RATE ARISON APPLICABLE TO SUB-CREDIT “A” (INTEREST TO BE COLLECTED TO THE FINANCING AGENTES BY BNDES): one dot eighty percent (1.80%) per year, for remuneration, higher than the variable rate readjusted every quarter on 16th day January, April, July and October, based on the average cost, taking in account all rates and expenses incurred by BNDES by collecting resources in foreign currency without any bound to specific conditions onlending , in the civil quarter before the readjustment month of the said interest rate.
2. INTEREST RATE APPLICABLE TO THE SUBCREDITED “A” (INTEREST TO BE COLLECTED TO THE BEENFICIARY BY THE FINANCING AGENTS; four dot five percent (4.05%) per year, for remuneration, higher than the variable rate, referred above, included the payment of the Financing Agents.
The interests shall be calculated everyday, by a proportional system, over the debt balance payable on the 15th January April, July, and October during the grace period, and monthly during the amortization period, along with the principal installment and at the maturity or liquidation of the debt
3. INTEREST RATE APPLICABLE TO SUB-CREDITS “B” AND “C” (INTERESTS TO BE COLLECTED TO THE FINANCING AGENTS BY BNDES”) one dot eighty percent (1.80%) per year, for remuneration, higher than the Long Term Interest Rate — TJLP (“TJLP”) disclosed by Central Bank of Brazil (“BACEN”).

4. INTEREST RATE APPLICABLE TO SUB-CREDITS “B” AND “C” (INTERESTS TO BE COLLECTED TO BEENFICIARY BY THE FINANCING AGENTS; four dot five percent (4.05%) per year, for remuneration, higher than the TJLP disclosed by BACEN, including the payment of the Financing Agents.
CREDIT PURPOSE
The resources shall be used by the beneficiary for (i) construction of a sugar and alcohol plant, with capacity to grind 3.6 million tons per year, place in the Municipality of Angélica, State of Mato Grosso do Sul, (ii) planting and cultivation of sugar cane, and (iii) implementation of the unity and co-generation of electric energy
USE TERMS, GRACE PERIOD AND AMORTIZATION WAY
USE TERM: Up to twenty four (24) months counted from the legal formalization date hereof.
GRACE PERIOD: 1. Sub-credit “A” Taking in account what is set forth in Onlending Agreement, the grace period begins on February 15, 2008 and finishes on April 15, 2010. 2 Sub-credit “B” and “C” Taking in account what is set forth in Onlending Agreement below, the grace period begins on February 15, 2008 and finishes on February 15, 2010.
AMORTIZATION PERIOD 1 Sub-credit “A” taking in account what is set forth in Onlending Agreement below the first installment is due on may 15, 2010 and the last installment on April 15, 2018. 2 Sub-credits “B” and “C” taking in account what is set forth in Onlending Agreement below the first installment is due on March 15, 2010 and the last installment on February 15, 2018.